Exhibit 99.1

For Immediate Release
Analyst Inquiries:                                                      Media Inquiries:
Jonathan Peisner                                                        Darci Valentine
(317) 249-4390                                                           (317) 249-4414
jonathan.peisner@karauctionservices.com                darci.valentine@karauctionservices.com

KAR Auction Services, Inc. Reports Double Digit Growth in Revenues, Adjusted EBITDA and Adjusted Net Income for Second Quarter 2015
Board Announces Quarterly Dividend of $0.27 per Common Share

Carmel, IN, August 3, 2015 — KAR Auction Services, Inc. (NYSE: KAR), today reported its second quarter financial results for the three months ended June 30, 2015. For the second quarter of 2015, the company reported revenue of $658.3 million as compared with revenue of $585.6 million for the second quarter of 2014, an increase of 12%. Adjusted EBITDA for the quarter ended June 30, 2015 increased 10% to $170.0 million, as compared with Adjusted EBITDA of $154.1 million for the quarter ended June 30, 2014. Net income for the second quarter of 2015 increased 17% to $59.5 million, or $0.41 per diluted share, as compared with net income of $50.8 million, or $0.36 per diluted share, in the second quarter of 2014. Adjusted net income per diluted share for the quarter ended June 30, 2015 increased 10% to $0.46 versus adjusted net income per diluted share of $0.42 for the quarter ended June 30, 2014.

For the six months ended June 30, 2015, the company reported revenue of $1,290.7 million as compared with revenue of $1,169.4 million for the six months ended June 30, 2014, an increase of 10%. Adjusted EBITDA for the six months ended June 30, 2015 increased 10% to $332.2 million, as compared with Adjusted EBITDA of $301.2 million for the six months ended June 30, 2014. Net income for the first six months of 2015 increased 59% to $114.0 million, or $0.79 per diluted share, as compared with net income of $71.5 million, or $0.51 per diluted share in the first six months of 2014. Net income for the six months ended June 30, 2014 was negatively impacted by $19.4 million ($0.14 per diluted share) resulting from the company’s refinancing activities. Adjusted net income per diluted share for the six months ended June 30, 2015 increased 6% to $0.88 versus adjusted net income per diluted share of $0.83 for the six months ended June 30, 2014.

The company also announced a cash dividend today of $0.27 per share on the company’s common stock. The dividend is payable on October 1, 2015, to stockholders of record as of the close of business on September 23, 2015.

2015 Outlook
The company is providing the following guidance for fiscal 2015:

($ in millions, except per share amounts)

Adjusted EBITDA	$635 - $665
Capital expenditures*	$134
Cash taxes	$130 - $135
Cash interest on corporate debt	$61
Free cash flow before dividend payments*	$310 - $335
Effective tax rate	38%
Net income per share	$1.43 - $1.58
Adjusted net income per share	$1.62 - $1.77
Free cash flow per share*	$2.17 - $2.35

* Includes $19 million of capital expenditures for the recently announced greenfield development of the ADESA Chicago auction facility.

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Earnings Conference Call Information
KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Tuesday, August 4, 2015 at 11:00 a.m. EDT (10:00 a.m. CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer and Chairman of the Board, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-378-4361 and entering participant passcode 7979506 while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ second quarter 2015 results is available at the investor relations section of www.karauctionservices.com under the quarterly results page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering passcode 7979506. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates worldwide vehicle auction services and provides related services.  Based in Carmel, Indiana, the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with approximately 13,000 employees and 240 auction facilities.  Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry.  For more information, visit karauctionservices.com.

Forward Looking Statements
Certain statements contained in this release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Income
(In millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating revenues
ADESA Auction Services	$345.0	$301.8	$673.0	$599.9
IAA Salvage Services	248.6	223.8	486.6	448.8
AFC	64.7	60.0	131.1	120.7
Total operating revenues	658.3	585.6	1,290.7	1,169.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	366.5	322.1	718.6	646.6
Selling, general and administrative	123.5	114.3	245.0	241.1
Depreciation and amortization	51.8	48.3	102.7	96.4
Total operating expenses	541.8	484.7	1,066.3	984.1

Operating profit	116.5	100.9	224.4	185.3

Interest expense	21.8	20.9	42.8	45.0
Other (income) expense, net	0.4	(0.9)	(1.8)	(1.4)
Loss on extinguishment of debt	--	--	--	30.3

Income before income taxes	94.3	80.9	183.4	111.4

Income taxes	34.8	30.1	69.4	39.9

Net income	$59.5	$50.8	$114.0	$71.5

Net income per share
Basic	$0.42	$0.36	$0.81	$0.51
Diluted	$0.41	$0.36	$0.79	$0.51

Dividends declared per common share	$0.27	$0.25	$0.54	$0.50

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KAR Auction Services, Inc.
Condensed Consolidated Balance Sheets
(In millions) (Unaudited)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$204.8	$152.9
Restricted cash	16.4	17.0
Trade receivables, net of allowances	533.2	401.2
Finance receivables, net of allowances	1,468.4	1,363.1
Other current assets	158.4	140.7
Total current assets	2,381.2	2,074.9

Goodwill	1,795.0	1,705.2
Customer relationships, net of accumulated amortization	461.9	484.4
Intangible and other assets	366.8	359.1
Property and equipment, net of accumulated depreciation	750.3	727.9
Total assets	$5,755.2	$5,351.5

Current liabilities, excluding obligations collateralized by finance receivables and current maturities of debt	$863.3	$707.7
Obligations collateralized by finance receivables	1,094.8	865.2
Current maturities of debt	17.7	17.7
Total current liabilities	1,975.8	1,590.6

Long-term debt	1,727.9	1,736.6
Other non-current liabilities	479.5	477.2
Stockholders’ equity	1,572.0	1,547.1
Total liabilities and stockholders’ equity	$5,755.2	$5,351.5

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$114.0	$71.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.7	96.4
Provision for credit losses	9.1	8.1
Deferred income taxes	(9.1)	(21.5)
Amortization of debt issuance costs	3.4	4.3
Stock-based compensation	5.8	20.8
Excess tax benefit from stock-based compensation	(5.0)	(2.5)
Loss (gain) on disposal of fixed assets	--	(0.1)
Loss on extinguishment of debt	--	30.3
Other non-cash, net	1.6	2.0
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables and other assets	(139.3)	(47.5)
Accounts payable and accrued expenses	117.3	69.6
Net cash provided by operating activities	200.5	231.4
Investing activities
Net increase in finance receivables held for investment	(118.2)	(69.6)
Acquisition of businesses, net of cash acquired	(115.1)	(0.5)
Purchases of property, equipment and computer software	(64.2)	(47.3)
Proceeds from the sale of property and equipment	0.1	0.1
Decrease in restricted cash	0.6	2.8
Net cash used by investing activities	(296.8)	(114.5)
Financing activities
Net increase in book overdrafts	30.5	30.1
Net increase in obligations collateralized by finance receivables	234.9	27.9
Proceeds from long-term debt	--	1,767.2
Payments for debt issuance costs/amendments	(10.8)	(11.7)
Payments on long-term debt	(8.8)	(1,776.2)
Payments on capital leases	(9.6)	(9.2)
Payments of contingent consideration and deferred acquisition costs	(1.2)	(0.2)
Issuance of common stock under stock plans	14.0	16.1
Excess tax benefit from stock-based compensation	5.0	2.5
Repurchase and retirement of common stock	(22.1)	--
Dividends paid to stockholders	(76.5)	(69.6)
Net cash provided by (used by) financing activities	155.4	(23.1)
Effect of exchange rate changes on cash	(7.2)	(0.1)
Net increase in cash and cash equivalents	51.9	93.7
Cash and cash equivalents at beginning of period	152.9	191.6
Cash and cash equivalents at end of period	$204.8	$285.3
Cash paid for interest	$38.0	$38.5
Cash paid for taxes, net of refunds	$72.3	$49.0

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KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions), (Unaudited)	2015	2014	2015	2014

Net income	$59.5	$50.8	$114.0	$71.5
Add back:
Income taxes	34.8	30.1	69.4	39.9
Interest expense, net of interest income	21.8	20.8	42.7	44.9
Depreciation and amortization	51.8	48.3	102.7	96.4
EBITDA	167.9	150.0	328.8	252.7
Adjustments per the Credit Agreement	2.1	4.1	3.4	48.5
Adjusted EBITDA	$170.0	$154.1	$332.2	$301.2

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KAR Auction Services, Inc.
Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share
The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP financial measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	2015	2014

Net income	$59.5	$50.8	$114.0	$71.5
Loss on extinguishment of debt, net of tax (1)	--	--	--	19.4
Stepped up depreciation and amortization expense, net of tax (2)	6.8	7.0	13.4	14.5
Stock-based compensation, net of tax (3)	--	2.4	--	11.2
Adjusted net income	$66.3	$60.2	$127.4	$116.6

Net income per share – diluted	$0.41	$0.36	$0.79	$0.51
Loss on extinguishment of debt, net of tax	--	--	--	0.14
Stepped up depreciation and amortization expense, net of tax	0.05	0.05	0.09	0.10
Stock-based compensation, net of tax	--	0.01	--	0.08
Adjusted net income per share - diluted	$0.46	$0.42	$0.88	$0.83

Weighted average diluted shares	144.1	141.8	144.0	141.2

(1)	We incurred a loss on the extinguishment of debt totaling $30.3 million ($19.4 million net of tax) for the six months ended June 30, 2014.

(2)
Increased depreciation and amortization expense was $10.8 million ($6.8 million net of tax) and $11.2 million ($7.0 million net of tax) for the three months ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 and 2014, increased depreciation and amortization expense was $21.5 million ($13.4 million net of tax) and $22.6 million ($14.5 million net of tax), respectively.

(3)
Stock-based compensation resulting from the 2007 merger was $3.8 million ($2.4 million net of tax) and $17.4 million ($11.2 million net of tax) for the three and six months ended June 30, 2014, respectively.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income, adjusted net income per share, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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